Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contact:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Acquires CitySync

Acquisition brings ISS leading ANPR  product set and furthers strategic thrust

Saint Paul, Minn., June 23, 2010-- Image Sensing Systems, Inc. (“ISS” or the “Company”) (NASDAQ: ISNS) announced today that it has acquired all of the outstanding stock of CitySync Limited, a UK based, privately-held developer and marketer of automatic license (or number) plate recognition technology (“ANPR”), for initial consideration of $7.9 million in cash and 57,000 restricted shares of ISS common stock (valued at $727,000 as of the previous day’s closing price).  In addition, the sellers have an 18 month earn-out agreement under which they could receive an additional $2.0 million or more based on revenue and gross margin achievement from CitySync products.  Also, ISS will repay $437,000 in borrowings to CitySync from certain sellers in June.

ANPR applications include police, security, Intelligent Transportation Systems (ITS) (such as journey time measurement and congestion charging), tolling and parking.  In its most recent fiscal year, CitySync had revenue of $7.4 million.

Ken Aubrey, CEO of ISS, said, “We’re again pleased to add a well-respected detection technology to our product portfolio.  CitySync ANPR products are highly rated by users in Europe and North America.  CitySync’s technology is a great fit for ISS as it is founded on software-based machine vision and we also value CitySync’s employee base which will give us important critical mass in the EMEA marketplace.

“As part of our study of the combination, we believe we have identified a number of key synergies, both technological and financial.  Financially, we believe the acquisition will be accretive to earnings in 2011 (at minimum on a non-GAAP basis where acquisition related intangibles amortization is removed from operating expenses) as we anticipate benefiting from ISS’ worldwide sales footprint and realizing operational efficiencies.  Technically, we see numerous opportunities for improving our current product set and developing new features.”

Frank Thomson, CEO of CitySync added, “We are excited to join forces with ISS.  CitySync has had a track record of strong year-on-year revenue growth and we can now enhance our opportunities by taking advantage of ISS’ sales reach and financial strength.”

Strategic Thrust

Mr. Aubrey continued, “Our core competency is computer-enabled detection (CED) which we define as a group of technologies in which software, rather than humans, examines the outputs of complex sensors through the use of software-based algorithms to determine what’s happening in the field of view in real-time.

“Along with the video and radar technologies we possess, the addition of ANPR, with its core object tracking and classification capabilities, expands our opportunities to develop ever more sophisticated hybrid products as well as make enhancements to our existing Autoscope video products.  These new products will combine the best features of each of the parent technologies, using data fusion to overcome their individual shortfalls.  This will produce a new breed of detectors that can achieve levels of accuracy that we believe are simply not available in the market today.

“We will continue to leverage our strength in ITS to capture additional market share in this attractive world-wide market.  Ultimately, we see a convergence of ITS, security and environmental markets and we aim to be well positioned to be a leading provider of CED components to management systems providers.  We anticipate following our same path of combining continued internal development and selected product and channel acquisition strategies to best position the Company.”

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 110,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide.  The depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; the impact of governmental laws and regulations; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009.